Exhibit 10.1
THE WALT DISNEY COMPANY
500 South Buena Vista Street
Burbank, California 91521

December 2, 2020

Ms. Christine M. McCarthy
Senior Executive Vice President
and Chief Financial Officer
The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521

Dear Ms. McCarthy:

Reference is made to your employment agreement with The Walt Disney Company (the “Company”), dated as of July 1, 2015, as amended (the “Agreement”), which is scheduled to expire on June 30, 2021. In connection therewith, you and the Company hereby agree to the following, effective as of the date hereof:

1.Paragraph 1 of the Agreement is hereby further amended to read in its entirety as follows:

Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment by the Company, for the period commencing as of July 1, 2015 and ending on December 31, 2022 (or such earlier date as shall be determined pursuant to Paragraph 5). The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period.”

2.The definition of “Scheduled Expiration Date” in Paragraph 5(e) is hereby amended to read in its entirety as follows:

“Scheduled Expiration Date” means December 31, 2022.

3.Paragraph 3(c) of the Agreement is hereby deleted and restated in its entirety as follows:

Subject to the terms of this Agreement, Executive shall be entitled to participate in the equity-based long-term incentive compensation plans, programs or arrangements generally made available to the most senior executive officers of the Company. The size of the awards made to Executive shall reflect Executive’s position with the Company and the Compensation Committee’s evaluation of Executive’s performance and competitive compensation practices. For each full fiscal year during the term hereof, Executive shall receive an annual award with a target award value (which value shall be as determined in accordance with the policies and practices generally of Company) of $11,000,000. The preceding shall not limit any power or discretion of the Board of Directors of Disney or the Committee in the administration of any such long-term incentive plan, it being understood, specifically, that the Compensation Committee may adjust (i.e. reduce or increase) the target award value of any award made in respect of any fiscal year based on its evaluation of Executive’s performance and/or any economic, financial and/or market conditions affecting the Company and/or Disney. The actual benefits conveyed to Executive in respect of any such awards may be less than, greater than or equal to the targeted award value, as such benefits will be dependent on a serie of performance and other factors, such as the value of Disney’s common stock and satisfaction of any applicable vesting requirements and performance conditions.

Except as specified above, the Agreement shall otherwise continue in accordance with its terms. Defined terms used, but not defined, in this letter have the meanings ascribed thereto in the Agreement.

If you agree that the foregoing sets forth our full understanding regarding the amendment of the Agreement, please evidence your agreement and acceptance by signing this letter where indicated below.

THE WALT DISNEY COMPANY

By:	/s/ Jayne Parker

Title:	Senior Executive Vice President and Chief Human Resources Officer

Date:	December 3, 2020

/s/ Christine M. McCarthy
Christine M. McCarthy

Date:	December 3, 2020